News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
April 27, 2016	Rodger A. McHargue at (812) 238-6334

First Financial Corporation reports 1st Quarter results

TERRE HAUTE, INDIANA - First Financial Corporation (NASDAQ:THFF) today announced results for the first quarter of 2016. Net income for the three months ending March 31, 2016 increased 76.2% to $13.68 million compared to $7.76 million for the same period of 2015. The increase included an after-tax gain on the sale of the Corporation’s insurance subsidiary of $5.84 million. Diluted net income per common share increased 80.0% to $1.08 from $0.60 for the comparable period of 2015.

Return on assets for the three months ended March 31, 2016 was 1.85% compared to 1.04% for the three months ended March 31, 2015.

Total loans outstanding increased $7.1 million, or .40%, from $1.76 billion as of March 31, 2015 to $1.76 billion as of March 31, 2016. On a linked quarter basis, average total loans increased $8.6 million, or .49%, from $1.75 billion for the quarter ending December 31, 2015.

Total deposits decreased $63.4 million or 2.57% from $2.46 billion as of March 31, 2015 to $2.40 billion as of March 31, 2016.

The company’s tangible common equity to tangible asset ratio was 12.92% at March 31, 2016, compared to 12.39% at March 31, 2015.

Net interest income for the first quarter of 2016 was $26.2 million, an increase of .62% over the $26.0 million reported for the same period of 2015. The net interest margin for the quarter ended March 31, 2016 increased to 4.06% from the 4.01% reported at March 31, 2015.

Asset quality remains strong with nonperforming loans decreasing 22.67% to $23.6 million as of March 31, 2016 versus $30.5 million as of March 31, 2015. The ratio of nonperforming loans to total loans and leases also decreased to 1.50% as of March 31, 2016 versus 1.97% as of March 31, 2015.

The provision for loan losses for the three months ended March 31, 2016 was $835 thousand compared to the $1.45 million provision for the first quarter of 2015. Net charge-offs were $855 thousand for the first quarter of 2016 compared to $938 thousand in the same period of 2015. The Corporation’s allowance for loan losses as of March 31, 2016 was $19.9 million compared to $19.4 million as of March 31, 2015. The allowance for loan losses as a percent of total loans was 1.13% as of March 31, 2016 compared to 1.10% as of March 31, 2015.

Non-interest income for the three months ended March 31, 2016 and 2015 was $21.5 and $10.1 million, respectively, a 113.54% increase. The gain on the sale of the Corporation’s insurance subsidiary increased non-interest income $13.0 million. Other income without this gain is down primarily due to the recognition of unrealized loss on other real estate written down to updated appraised values.

Service charges on deposits increased $178 thousand over the same period in 2015 and other service charges and fees increased $162 thousand.

Non-interest expense for the three months ended March 31, 2016 decreased $1.53 million to $22.5 million compared to $24.0 million in 2015. On a linked quarter basis, non-interest expense decreased $2.48 million from $24.9 million for the quarter ended December 31, 2015. On a year-over-year basis, salaries and employee benefits decreased $1.46 million driven by lower health insurance and pension expense. The Corporation’s efficiency ratio was 45.68% for the quarter ending March 31, 2016 versus 63.78% for the same period in 2015.

Book value per share was $33.58 at March 31, 2016, a 6.33% increase from the $31.58 at March 31, 2015. Average shareholders’ equity increased 3.38% to $415.0 million from $401.4 million on March 31, 2015.

Norman L. Lowery, President and Chief Executive Officer, commented “We are pleased with our first quarter of 2016 results. We saw improvement in our interest income, interest expense, lower credit costs, most areas of non-interest income, and reduced non-interest expense. It was a solid quarter for First Financial.”

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois, and The Morris Plan Company of Terre Haute in Indiana.

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
END OF PERIOD BALANCES
Assets	$2,939,240	$2,979,585	$2,995.836
Deposits	2,400,655	2,442,369	2,463.949
Loans	1,763,659	1,763,808	1,756,604
Allowance for Loan Losses	19,926	19,946	19,351
Total Equity	411,912	410,316	409,027
Tangible Common Equity	375,000	367,649	365,853

AVERAGE BALANCES
Total Assets	2,959,007	2,974,567	2,988,154
Earning Assets	2,724,926	2,735,328	2,748,730
Investments	955,996	950,245	969,315
Loans	1,757,811	1,749,261	1,760,524
Total Deposits	2,418,668	2,443,478	2,461,400
Interest-Bearing Deposits	1,873,070	1,889,350	1,917,509
Interest-Bearing Borrowings	46,026	41,269	44,789
Total Equity	414,974	408,730	401,423

INCOME STATEMENT DATA
Net Interest Income	26,157	26,012	25,995
Net Interest Income Fully Tax Equivalent	27,692	27,561	27,559
Provision for Loan Losses	835	1,050	1,450
Non-interest Income	21,484	9,389	10,061
Non-interest Expense	22,465	24,943	23,993
Net Income	13,675	7,114	7,761

PER SHARE DATA
Basic and Diluted Net Income Per Common Share	1.08	0.56	0.60
Cash Dividends Declared Per Common Share	—	0.49	—
Book Value Per Common Share	33.58	32.21	31.58
Tangible Book Value Per Common Share	30.57	28.86	28.27
Basic Weighted Average Common Shares Outstanding	12,646	12,722	12,948

Key Ratios	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Return on average assets	1.85%	0.96%	1.04%
Return on average common shareholder's equity	13.28%	6.96%	7.73%
Efficiency ratio	45.68%	67.51%	63.78%
Average equity to average assets	13.92%	13.74%	13.43%
Net interest margin	4.06%	4.04%	4.01%
Net charge-offs to average loans and leases	0.19%	0.20%	0.21%
Loan and lease loss reserve to loans and leases	1.13%	1.13%	1.10%
Loan and lease loss reserve to nonperforming loans	84.38%	78.35%	63.37%
Nonperforming loans to loans	1.50%	1.46%	1.97%
Tier 1 leverage	13.05%	12.92%	12.74%
Risk-based capital - Tier 1	17.81%	17.69%	17.64%

Asset Quality	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Accruing loans and leases past due 30-89 days	$7,292	$12,294	$7,159
Accruing loans and leases past due 90 days or more	$858	$964	$640
Nonaccrual loans and leases	$13,248	$14,634	$14,868
Nonperforming loans	$23,615	$25,458	$30,536
Other real estate owned	$2,850	$3,466	$3,830
Total nonperforming assets	$39,617	$43,799	$49,353
Total troubled debt restructurings	$9,509	$9,860	$15,027
Gross charge-offs	$1,640	$1,931	$1,823
Recoveries	$785	$902	$885
Net charge-offs/(recoveries)	$855	$1,029	$938

CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	March 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Cash and due from banks	$66,125	$88,695
Federal funds sold	6,444	9,815
Securities available-for-sale	884,176	891,082
Loans:
Commercial	1,047,599	1,043,980
Residential	436,873	444,447
Consumer	276,471	272,896
	1,760,943	1,761,323
(Less) plus:
Net deferred loan costs	2,716	2,485
Allowance for loan losses	(19,926)	(19,946)
	1,743,733	1,743,862
Restricted stock	10,838	10,838
Accrued interest receivable	11,907	11,733
Premises and equipment, net	50,394	50,531
Bank-owned life insurance	82,673	82,323
Goodwill	34,355	39,489
Other intangible assets	2,557	3,178
Other real estate owned	2,850	3,466
Other assets	43,188	44,573
TOTAL ASSETS	$2,939,240	$2,979,585

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$512,961	$563,302
Interest-bearing:
Certificates of deposit exceeding the FDIC insurance limits	46,817	46,753
Other interest-bearing deposits	1,840,877	1,832,314
	2,400,655	2,442,369
Short-term borrowings	31,116	33,831
FHLB advances	12,252	12,677
Other liabilities	83,305	80,392
TOTAL LIABILITIES	2,527,328	2,569,269

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-14,578,758 in 2016 and 14,557,815 in 2015
Outstanding shares-12,265,355 in 2016 and 12,740,018 in 2015	1,818	1,817
Additional paid-in capital	73,566	73,396
Retained earnings	409,308	395,633
Accumulated other comprehensive loss	(5,059)	(9,401)
Less: Treasury shares at cost-2,313,403 in 2016 and 1,817,797 in 2015	(67,721)	(51,129)
TOTAL SHAREHOLDERS’ EQUITY	411,912	410,316
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,939,240	$2,979,585

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollar amounts in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
	(unaudited)	(unaudited)
INTEREST INCOME:
Loans, including related fees	$21,184	$20,807
Securities:
Taxable	3,831	4,061
Tax-exempt	1,822	1,779
Other	364	431
TOTAL INTEREST INCOME	27,201	27,078
INTEREST EXPENSE:
Deposits	987	1,020
Short-term borrowings	23	13
Other borrowings	34	50
TOTAL INTEREST EXPENSE	1,044	1,083
NET INTEREST INCOME	26,157	25,995
Provision for loan losses	835	1,450
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	25,322	24,545
NON-INTEREST INCOME:
Trust and financial services	1,334	1,492
Service charges and fees on deposit accounts	2,504	2,326
Other service charges and fees	3,000	2,838
Securities gains/(losses), net	3	4
Insurance commissions	1,390	1,553
Gain on sales of mortgage loans	404	359
Gain on sale of certain assets and liabilities of insurance brokerage operation	13,021	—
Other	(172)	1,489
TOTAL NON-INTEREST INCOME	8,463	10,061
NON-INTEREST EXPENSE:
Salaries and employee benefits	13,595	15,058
Occupancy expense	1,731	1,864
Equipment expense	1,837	1,772
FDIC Expense	451	430
Other	4,851	4,869
TOTAL NON-INTEREST EXPENSE	22,465	23,993
INCOME BEFORE INCOME TAXES	24,341	10,613
Provision for income taxes	10,666	2,852
NET INCOME	13,675	7,761
OTHER COMPREHENSIVE INCOME
Change in unrealized gains/losses on securities, net of reclassifications and taxes	4,039	4,762
Change in funded status of post retirement benefits, net of taxes	304	2,464
COMPREHENSIVE INCOME	$18,018	$14,987
PER SHARE DATA
Basic and Diluted Earnings per Share	$1.08	$0.60
Weighted average number of shares outstanding (in thousands)	12,646	12,948